                                            Filed Pursuant to Rules 424(b) & (c)
                                                      Registration No. 333-48820


                             Dated November 7, 2002

Prospectus Supplement
(to prospectus dated January 16, 2001 and to supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001, March 26, 2001, June 11,
2001, June 19, 2001, June 29, 2001, July 31, 2001, August 10, 2001, September 5,
2001 and January 31, 2002)

                                  $488,750,000

                       Health Management Associates, Inc.

             Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

         This supplement amends our prospectus dated January 16, 2001 and our prospectus supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001, March 26, 2001, June 11, 2001, June 19, 2001, June 29,
2001, July 31, 2001, August 10, 2001, September 5, 2001 and January 31, 2002,
respectively, relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon their conversion.

         You should read this supplement in conjunction with the prospectus and all previous supplements. Additionally, this supplement is qualified by reference to the prospectus and such previous supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous supplements.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain of our selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

         The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in all previous supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before November 7, 2002. Because selling securityholders may at any time trade all or some of the debentures listed without providing notice of such transactions to us, the table below may not reflect the exact value of debentures held by each securityholder on the date hereof. The footnotes included in the table set forth on pages 32 through 34 of the prospectus are incorporated herein by reference.



                                         Principal Amount at                           Number of Shares
                                             Maturity of            Percentage of         of Class A
                                         Debentures That May         Debentures          Common Stock
          Name                                 Be Sold               Outstanding       That May Be Sold
----------------------------------       -------------------        -------------      ----------------
Credit Suisse First Boston Europe           $ 15,000,000                3.07%               443,435
MFS Total Return Fund                          3,500,000                0.72                103,468
